Underlying supplement No. 1† To prospectus dated October 10, 2006 and prospectus supplement dated November 13, 2006	Registration Statement No. 333-137902 dated October 10, 2006 Rule 424(b)(2)

Deutsche Bank AG

Securities Linked to an Index

Deutsche Bank AG may from time to time offer and sell certain securities (collectively, the “Securities”), as part of our Global Notes Program, Series A, linked to an index. This prospectus supplement, which we refer to as an “underlying supplement”, describes some of the potential indices to which the Securities may be linked, as well as related matter concerning the relationship, if any, between Deutsche Bank AG and the sponsors or publishers of each index. The specific terms of any Securities that we offer will be described in a separate prospectus supplement, which we refer to as a “pricing supplement” or “free writing prospectus.” A pricing supplement will describe the specific terms of the Securities, including any additions or changes to the terms specified in the product supplement relating to your Securities or the descriptions of the indices set forth in this underlying supplement. If there is any inconsistency between the terms described in an applicable pricing supplement and those described in this underlying supplement or in the accompanying prospectus or prospectus supplement, the terms described in the applicable pricing supplement will be controlling.

This underlying supplement describes only select indices to which the Securities may be linked. We do not guarantee that we will offer Securities linked to any of the indices described herein. In addition, we may in the future offer Securities linked to an index that is not described herein. In such an event, we will describe any such additional index in an applicable prospectus supplement or pricing supplement.

Issuer: Deutsche Bank AG, London Branch

Underlying Indices: the S&P 500® Index, the Dow Jones EURO STOXX 50® Index and the Nasdaq 100® Index

See “Risk Factors” in the applicable product supplement and pricing supplement for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the Securities or passed upon the adequacy or accuracy of this product supplement or the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of Deutsche Bank AG and are not FDIC insured.

Deutsche Bank AG

April 24, 2008

†	This Underlying Supplement No. 1 amends and restates Underlying Supplement No. 1 dated March 29, 2007

ADDITIONAL INFORMATION ABOUT THE SECURITIES

You should read this underlying supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006, relating to our Series A global notes, of which these Securities are a part, and any applicable prospectus supplement, including any product supplement or any pricing supplement that we may file with the SEC from time to time, which contains a description of the terms of particular categories of Securities or the specific terms of your Securities. This Underlying Supplement No. 1 supercedes Underlying Supplement No. 1 dated March 29, 2007 in its entirety. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated November 13, 2006: http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006: http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this underlying supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in the applicable product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

UNDERLYING SUPPLEMENT SUMMARY

This underlying supplement describes some of the potential indices to which the Securities may be linked and the relationship, if any, between Deutsche Bank AG and the sponsors or publishers of each such index. If there is any inconsistency between the terms described in an applicable pricing supplement and those described in this underlying supplement, the terms described in the applicable pricing supplement will be controlling. Any free writing prospectus should also be read in connection with this underlying supplement, the applicable product supplement and the accompanying prospectus and prospectus supplement.

In this underlying supplement, when we refer to the “Securities,” we mean certain Securities that may be offered by Deutsche Bank from time to time linked to an index. Also, references to the “accompanying prospectus” and “prospectus supplement” mean, respectively, the accompanying prospectus, dated October 10, 2006, of Deutsche Bank and the prospectus supplement, dated November 13, 2006, of Deutsche Bank, and references to “applicable product supplement” refer to the applicable prospectus supplement that we may file from time to time relating to the particular category of your Securities. References to the “pricing supplement” or “applicable pricing supplement” mean the pricing supplement and any free writing prospectus that describe the specific terms of your Securities.

Specific Terms Will Be Described in Applicable Pricing Supplements

The applicable product supplement describes some of the general terms that apply to each category of Securities and the general manner in which they may be offered. Deutsche Bank AG may also prepare one or more free writing prospectuses that describe particular issuances of Securities. The specific terms for your Securities will be described in the applicable pricing supplement, including any additions or changes to the terms specified in the applicable product supplement or the descriptions of the indices set forth in this underlying supplement. Any applicable pricing supplement, including any free writing prospectus, should be read in connection with this underlying supplement, the applicable product supplement and the accompanying prospectus and prospectus supplement.

Licenses

Unless otherwise specified in the applicable pricing supplement, Deutsche Bank has contracted with the sponsor or publisher of the index to which your Securities may be linked for the rights to use such index and certain associated trademarks or service marks for such index. Deutsche Bank generally obtains these licenses either on an individual basis for a particular offering of Securities or for a term of years. Although Deutsche Bank anticipates that it will continue to enter into and renew such licenses, any such license could be terminated upon the occurrence of certain events in the future.

UNDERLYING INDICES

The S&P 500® Index

We have derived all information contained in this term sheet regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Standard & Poor’s (“S&P”). The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate market value of the common stocks of 500 companies (the “S&P 500® Component Stocks”) as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the market value of any S&P 500® Component Stock was calculated as the product of the market price per share and the number of the then outstanding shares of such S&P 500® Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the market value of the Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the market value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005 the S&P 500® Index became fully float adjusted. S&P’s criteria for selecting stocks for the S&P 500® Index have not been changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the S&P 500® Index moved half way to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the S&P 500® Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80.) The float-adjusted S&P 500® Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this term sheet, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all 500 S&P 500® Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total market value of the S&P 500® Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500® Component Stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index.

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P

500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

The table below summarizes the types of the S&P 500® Index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required

Stock split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share Issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes

Share Repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special Cash Dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights offering	Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid	Yes

Spinoffs	If the spun-off company is not added to the S&P 500® Index, then Index market value minus value of the spun-off unit	Yes

	If the spun-off company is added to the S&P 500® Index, then no company is removed from the Index	No

	If the spun-off company is added to the S&P 500® Index, then another company is removed to keep the number of names fixed, and the Index Divisor adjustment reflects the deletion	Yes

Stock splits and stock dividends do not affect the index divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the market value of the S&P 500® Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the market value of the S&P 500® Component Stock and consequently of altering the aggregate market value of the S&P 500® Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered market value (whether increase or decrease) of the affected S&P 500® Component Stock, a new index divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	= Pre-Event Index Value
New Divisor

New Divisor =	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the index divisor is adjusted to compensate for the net change in the total market value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the index divisor.

License Agreement with S&P

We have entered into an agreement with S&P providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the S&P 500® Index, which is owned and published by S&P, in connection with certain securities, including the Securities.

The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the S&P 500® Index to track general stock market performance. S&P’s only relationship to Deutsche Bank AG is the licensing of certain trademarks and trade names of S&P without regard to Deutsche Bank AG or the Securities. S&P has no obligation to take the needs of Deutsche Bank AG or the holders of the Securities into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the Securities to be issued or in the determination or calculation of the amount due at maturity of the Securities. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P

MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, HOLDERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S”, “S&P”, “S&P 500” AND “500” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY DEUTSCHE BANK AG. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE SECURITIES.

Discontinuation of the S&P 500® Index; Alteration of Method of Calculation

If S&P discontinues publication of the S&P 500® Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as an “S&P successor index”), then any S&P 500® Index closing level will be determined by reference to the level of such S&P successor index at the close of trading on the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the S&P successor index on the Final Valuation Date or other relevant date.

Upon any selection by the calculation agent of a S&P successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the Securities.

If S&P discontinues publication of the S&P 500® Index prior to, and such discontinuance is continuing on, the Final Valuation Date or other relevant date, and the calculation agent determines, in its sole discretion, that no S&P successor index is available at such time, or the calculation agent has previously selected a S&P successor index and publication of such S&P successor index is discontinued prior to and such discontinuation is continuing on such Final Valuation Date or other relevant date, then the calculation agent will determine the S&P 500® Index closing level for such date. The S&P 500® Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P 500® Index or S&P successor index, as applicable last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P 500® Index or S&P successor index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500® Index or S&P successor index, as applicable, on the relevant exchange may adversely affect the value of the Securities.

If at any time the method of calculating the S&P 500® Index or an S&P successor index, or the level thereof, is changed in a material respect, or if the S&P 500® Index or an S&P successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the S&P 500® Index or such S&P successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the S&P 500® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P 500® Index or such S&P successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the closing level with reference to the S&P 500® Index or such S&P successor index, as adjusted. Accordingly, if the method of calculating the S&P 500® Index or an S&P successor index is modified so that the level of the S&P 500® Index or such S&P successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P 500® Index or such S&P successor index), then the calculation agent will adjust the S&P 500® Index or such S&P successor index in order to arrive at a level of the S&P 500® Index or such S&P successor index as if there had been no such modification (e.g., as if such split had not occurred).

The Dow Jones EURO STOXX 50® Index

We have derived all information contained in this underlying supplement regarding the Dow Jones EURO STOXX 50® Index (“Dow Jones EURO STOXX 50® Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, STOXX Limited. The Dow Jones EURO STOXX 50® Index is calculated, maintained and published by STOXX Limited. We make no representation or warranty as to the accuracy or completeness of such information.

The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company (“Dow Jones”) and SWX Swiss Exchange. Publication of the Dow Jones EURO STOXX 50® Index began on February 26, 1998, based on an initial Dow Jones EURO STOXX 50® Index value of 1,000 at December 31, 1991. The Dow Jones EURO STOXX 50® Index is published in The Wall Street Journal and disseminated on the STOXX Limited website: http://www.stoxx.com, which sets forth, among other things, the country and industrial sector weightings of the securities included in the Dow Jones EURO STOXX 50® Index and updates these weightings at the end of each quarter. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this underlying supplement.

Dow Jones EURO STOXX 50® Index Composition and Maintenance

The Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX® Index, which includes stocks selected from the Euro Zone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard.

The composition of the Dow Jones EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Dow Jones EURO STOXX 50® Index are made to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX® Index. A current list of the issuers that comprise the Dow Jones EURO STOXX 50® Index is available on the STOXX Limited website: http://www.stoxx.com. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this underlying supplement.

The free float factors for each component stock used to calculate the Dow Jones EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

The Dow Jones EURO STOXX 50® Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Dow Jones EURO STOXX 50® Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Dow Jones EURO STOXX 50® Index Calculation

The Dow Jones EURO STOXX 50® Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Dow Jones EURO STOXX 50® Index value can be expressed as follows:

Index =	free float market capitalization of the Dow Jones EURO STOXX 50® Index	x 1,000
adjusted base date market capitalization of the Dow Jones EURO STOXX 50® Index

The “free float market capitalization of the Dow Jones EURO STOXX 50® Index” is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Dow Jones EURO STOXX 50® Index is being calculated.

The Dow Jones EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of Dow Jones EURO STOXX 50® Index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1) Split and reverse split: Adjusted price = closing price * A/B New number of shares = old number of shares * B/A Divisor: no change	(2) Rights offering: Adjusted price =(closing price * A + subscription price * B) / (A + B) New number of shares = old number of shares * (A + B) / A Divisor: increases

(3) Stock dividend: Adjusted price = closing price * A / (A + B) New number of shares = old number of shares * (A + B) / A Divisor: no change	(4) Stock dividend of another company: Adjusted price =(closing price * A - price of other company * B) / A Divisor: decreases

(5) Return of capital and share consideration:

Adjusted price =(closing price - dividend announced by

company * (1-withholding tax)) * A / B

New number of shares = old number of shares * B / A

Divisor: decreases

(6) Repurchase shares / self tender:

Adjusted price = ((price before tender * old number of

shares) - (tender price * number of

tendered shares)) / (old number of shares

- number of tendered shares)

New number of shares = old number of shares -

number of tendered shares

Divisor: decreases

(7) Spin-off: Adjusted price =(closing price * A—price of spun-off shares * B) / A Divisor: decreases

(8) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held

If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

— If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price * A + subscription price * C *

(1 + B / A)) / ((A + B) * ( 1 + C / A))

New number of shares = old number of shares * ((A + B)

* (1 + C / A)) / A

Divisor: increases

— If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price * A + subscription price

* C) / ((A + C) * (1 + B / A))

New number of shares = old number of shares * ((A + C)

* (1 + B / A))

Divisor: increases

— Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price * A + subscription price * C) / (A + B + C)

New number of shares = old number of shares * (A + B + C) / A

Divisor: increases

License Agreement with STOXX Limited

We have entered into an agreement with STOXX Limited providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee,

with the right to use the Dow Jones EURO STOXX 50® Index, which is owned and published by STOXX Limited, in connection with certain securities, including the Securities.

The Securities are not sponsored, endorsed, sold or promoted by STOXX Limited (including its affiliates) (collectively referred to as “STOXX Limited”). STOXX Limited has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the Securities. STOXX Limited makes no representation or warranty, express or implied to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the Dow Jones EURO STOXX 50® Index to track general stock market performance. STOXX Limited and Dow Jones have no relationship to Deutsche Bank AG other than the licensing of the Dow Jones EURO STOXX 50® Index and the related trademarks for use in connection with the Securities, which index is determined, composed and calculated by STOXX Limited without regard to Deutsche Bank AG or the Securities. STOXX Limited and Dow Jones have no obligation to take the needs of Deutsche Bank AG or the holders of the Securities into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50® Index. STOXX Limited and Dow Jones are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. STOXX Limited and Dow Jones have no liability in connection with the administration, marketing or trading of the Securities.

STOXX LIMITED AND DOW JONES DO NOT GUARANTY THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. STOXX LIMITED AND DOW JONES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE USE OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. STOXX LIMITED AND DOW JONES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED OR DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THE LICENSING AGREEMENT BETWEEN DEUTSCHE BANK AG AND STOXX LIMITED AND DOW JONES ARE SOLELY FOR THEIR BENEFIT AND NOT FOR THE BENEFIT OF THE OWNERS OF THE SECURITIES OR ANY THIRD PARTIES.

“DOW JONES EURO STOXX 50®” AND “STOXX®” ARE SERVICE MARKS OF STOXX LIMITED AND DOW JONES AND HAVE BEEN LICENSED FOR CERTAIN PURPOSES BY DEUTSCHE BANK AG. THE SECURITIES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STOXX LIMITED AND DOW JONES, AND STOXX LIMITED AND DOW JONES MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE SECURITIES.

Discontinuation of the Dow Jones EURO STOXX 50® Index; Alteration of Method of Calculation

If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50® Index and STOXX Limited or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Dow Jones EURO STOXX 50® Index (such index being referred to herein as a “Dow Jones EURO STOXX successor index”), then any Dow Jones EURO STOXX 50® Index closing level will be determined by reference to the level of such Dow Jones EURO STOXX successor index at the close of trading on the relevant exchange or market for the Dow Jones EURO STOXX successor index on the Final Valuation Date.

Upon any selection by the calculation agent of a Dow Jones EURO STOXX successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the Securities.

If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50® Index prior to, and such discontinuance is continuing on, the Final Valuation Date, and the calculation agent determines, in its sole discretion, that no Dow Jones EURO STOXX successor index is available at such time or the calculation agent has previously selected a Dow Jones EURO STOXX successor index and publication of such Dow Jones EURO STOXX successor index is discontinued prior to, and such discontinuation is continuing on, the Final Valuation Date, then the calculation agent will determine the Dow Jones EURO STOXX 50® Index closing level for such date. The Dow Jones EURO STOXX 50® Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Dow Jones EURO STOXX 50® Index or Dow Jones EURO STOXX successor index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Dow Jones EURO STOXX 50® Index or Dow Jones EURO STOXX successor index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the Dow Jones EURO STOXX 50® Index or Dow Jones EURO STOXX successor index, as applicable, on the relevant exchange may adversely affect the value of the Securities.

If at any time the method of calculating the Dow Jones EURO STOXX 50® Index or a Dow Jones EURO STOXX successor index, or the level thereof, is changed in a material respect, or if the Dow Jones EURO STOXX 50® Index or a Dow Jones EURO STOXX successor index is in any other way modified so that the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX successor index does not, in the opinion of the calculation agent, fairly represent the level of the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the Final Valuation Date, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Dow Jones EURO STOXX 50® Index closing level with reference to the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX successor index, as adjusted. Accordingly, if the method of calculating the Dow Jones EURO STOXX 50® Index or a Dow Jones EURO STOXX successor index is modified so that the level of the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX successor index), then the calculation agent will adjust the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX successor index in order to arrive at a level of the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX successor index as if there had been no such modification (e.g., as if such split had not occurred).

THE NASDAQ 100 INDEX®

We have derived all information regarding the NASDAQ 100 Index®, contained in this underlying supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Nasdaq Stock Market, Inc. (“Nasdaq”). Nasdaq has no obligation to publish, and may discontinue publication of, the NASDAQ 100 Index®.

The NASDAQ 100 Index® is a modified market capitalization-weighted index of 100 of the largest stocks of non-financial companies listed on The Nasdaq Global Market tier of the Nasdaq. The NASDAQ 100 Index® was first published in January 1985 and includes companies across a variety of major industry groups. As of September 29, 2006, the major industry groups covered in the NASDAQ 100 Index® (listed according to their respective capitalization in the NASDAQ 100 Index®) were as follows: technology (56.83%); consumer services (18.10%); health care (14.19%); industrials (5.90%); consumer goods (2.76%); telecommunications (1.60%); basic materials (0.34%) and oil & gas (0.28%). The identity and capitalization weightings of the five largest companies represented in the NASDAQ 100 Index® as of September 29, 2006, were as follows: Microsoft Corporation (6.70%); Apple Computer, Inc. (6.55%); QUALCOMM Incorporated (5.18%); Google Inc. (3.83%); and Cisco Systems, Inc. (3.59%). Current information regarding the market value of the NASDAQ 100 Index® is available from the Nasdaq as well as numerous market information services.

The NASDAQ 100 Index® share weights of the component securities of the NASDAQ 100 Index® at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock’s influence on the level of the NASDAQ 100 Index® is directly proportional to the value of its NASDAQ 100 Index® share weight.

Computation of the NASDAQ 100 Index®

Underlying Stock Eligibility Criteria and Annual Ranking Review

Initial Eligibility Criteria

To be eligible for initial inclusion in the NASDAQ 100 Index®, a security must be listed on the Nasdaq and meet the following criteria:

•	the security must be listed on The Nasdaq National Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume on the Nasdaq of at least 200,000 shares;

•

if the security is of a foreign issuer (a foreign issuer is determined based on its country of incorporation), it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

•	only one class of security per issuer is allowed;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being NASDAQ 100 Index® eligible;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn;

•

the security must have seasoned on the Nasdaq or another recognized market (generally, a company is considered to be seasoned if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); and

•

if the security would otherwise qualify to be in the top 25% of the securities included in the NASDAQ 100 Index® by market capitalization for the six prior consecutive month ends, then a one-year seasoning criteria would apply.

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the NASDAQ 100 Index® the following criteria apply:

•	the security must be listed on The Nasdaq National Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares as measured annually during the ranking review process;

•	if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading, as measured annually during the ranking review process;

•

the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ 100 Index® at each month end. In the event a company does not meet this criterion for two consecutive month ends, it will be removed from the NASDAQ 100 Index® effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

These NASDAQ 100 Index® eligibility criteria may be revised from time to time by the Nasdaq without regard to the CDs.

The NASDAQ 100 Index® securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, as follows (this evaluation is referred to herein as the “Ranking Review”). Securities listed on the Nasdaq Stock Market which meet the applicable eligibility criteria are ranked by market value. NASDAQ 100 Index®-eligible securities which are already in the NASDAQ 100 Index® and which are ranked in the top 100 eligible securities (based on market capitalization) are retained in the NASDAQ 100 Index®. A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those NASDAQ 100 Index®-eligible securities not currently in the NASDAQ 100 Index® that have the largest market capitalization. The data used in the ranking includes end of October NASDAQ market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December and replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year an NASDAQ 100 Index® security is no longer traded on the Nasdaq, or is otherwise determined by the Nasdaq to become ineligible for continued inclusion in the NASDAQ 100 Index®, the security will be replaced with the largest market capitalization security not currently in the NASDAQ 100 Index® and meeting the NASDAQ 100 Index® eligibility criteria listed above.

In addition to the Ranking Review, the securities in the NASDAQ 100 Index® are monitored every day by the Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions. The Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to those changes. If the change in total shares outstanding arising from a corporate action is greater than or equal to 5.0%, that change is made to the NASDAQ 100 Index® on the evening prior to the effective date of that corporate action or as soon as practical thereafter. Otherwise, if the change in total shares outstanding is less than 5.0%, then all those changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the NASDAQ 100 Index® share weights for those underlying stocks are adjusted by the same percentage amount by which the total shares outstanding have changed in those NASDAQ 100 Index® securities. Ordinarily, whenever there is a change in the NASDAQ 100 Index® share weights or a change in a component security included in the NASDAQ 100 Index®, the Nasdaq adjusts the divisor to assure that there is no discontinuity in the level of the NASDAQ 100 Index® which might otherwise be caused by any of those changes.

Rebalancing of the NASDAQ 100 Index®

The NASDAQ 100 Index® is calculated under a modified capitalization-weighted methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the NASDAQ 100 Index® by a few large stocks); (3) reduce NASDAQ 100 Index® performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest NASDAQ 100 Index® securities from necessary weight rebalancings.

Under the methodology employed, on a quarterly basis coinciding with the Nasdaq’s quarterly scheduled weight adjustment procedures, the NASDAQ 100 Index® securities are categorized as either Large Stocks or Small Stocks depending on whether their current percentage weights (after taking into account scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the NASDAQ 100 Index® (i.e., as a 100-stock index, the average percentage weight in the NASDAQ 100 Index® is 1.0%).

This quarterly examination will result in a NASDAQ 100 Index® rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization Index security must be less than or equal to 24.0% and (2) the collective weight of those Index securities whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, the Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the Index. If either one or both of these weight distribution requirements are not met upon quarterly review, or the Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest Index security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest Index security to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those Index securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their collective weight exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the collective weight, so adjusted, to be set to 40.0%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stocks relative ranking among the Small Stocks such that the smaller the Index security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NASDAQ 100 Index®.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

Then, to complete the rebalancing procedure, once the final percent weights of each of the NASDAQ 100 Index® securities are set, the Index share weights will be determined anew based upon the last sale prices and aggregate capitalization of the Index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September and December. Changes to the Index share weights will be made effective after the close of trading on the third Friday in March, June, September and December and an adjustment to the Index divisor will be made to ensure continuity of the NASDAQ 100 Index®.

Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current Index share weights. However, the Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the Index components. In those instances, the Nasdaq would announce the different basis for rebalancing prior to its implementation.

License Agreement with Nasdaq

We have entered into an agreement with Nasdaq providing us and certain of our affiliates or subsidiaries identified in that agreement with non-exclusive license and, for a fee, with the right to use the NASDAQ 100 Index® which is owned and published by Nasdaq, in connection with certain securities, including the Securities.

The Securities are not sponsored, endorsed, sold or promoted by Nasdaq (Nasdaq along with its affiliates, the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Securities. The Corporations make no representation or warranty, express or implied to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the Nasdaq 100 Index®, to track general stock market performance. The Corporations’ only relationship to Deutsche Bank (“Licensee”) is in the licensing of the Nasdaq 100® , Nasdaq 100 Index®, and Nasdaq® trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq 100 Index® which is determined, composed and calculated by Nasdaq without regard to Licensee or the Securities. Nasdaq has no obligation to take the needs of the Licensee or the owners of the Securities into consideration in determining, composing or calculation the Nasdaq 100 Index®. The Corporations are not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities is to be converted in to cash. The Corporations have no Liability in connection with the administration, marketing or trading of the Securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ 100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ 100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ 100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

NASDAQ®, NASDAQ 100® AND NASDAQ 100 INDEX® ARE TRADE OR SERVICE MARKS OF THE CORPORATIONS AND ARE LICENSED FOR USE BY DEUTSCHE BANK AG. THE SECURITIES HAVE NOT BEEN PASSED ON BY THE CORPORATIONS AS TO THEIR LEGALITY OR SUITABILITY. THE SECURITIES ARE NOT ISSUED, ENDORSED, SOLD OR PROMOTED TO BY THE CORPORATIONS. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE SECURITIES.

Discontinuation of the NASDAQ 100 Index®; Alteration of Method of Calculation

If Nasdaq discontinues publication of the NASDAQ 100 Index® and Nasdaq or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued NASDAQ 100 Index® (such index being referred to herein as a “NASDAQ 100 successor index”), then any NASDAQ 100 Index® closing level will be determined by reference to the level of such NASDAQ 100 successor index at the close of trading on the NYSE, the AMEX, the NASDAQ Stock Market or the relevant exchange or market for the NASDAQ 100 successor index on each relevant observation date or other relevant date or dates as set forth in the applicable terms sheet.

Upon any selection by the calculation agent of a NASDAQ 100 successor index, the calculation agent will cause written notice thereof to be promptly furnished to us and to the holders of the Securities.

If Nasdaq discontinues publication of the NASDAQ 100 Index® prior to, and such discontinuation is continuing on any observation date or other relevant date as set forth in the applicable terms sheet, and the calculation agent determines, in its sole discretion, that no NASDAQ 100 successor index is available at such time, or the calculation agent has previously selected a NASDAQ 100 successor index and publication of such NASDAQ 100 successor index is discontinued prior to, and such discontinuation is continuing on, any observation date or other relevant date, then the calculation agent will determine the NASDAQ 100 Index® closing level for such date. The NASDAQ 100 Index® closing level will be computed by the calculation agent in accordance with the formula for and the method of calculating the NASDAQ 100 Index® last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the NASDAQ 100 Index®. Notwithstanding these alternative arrangements, discontinuation of the publication of the NASDAQ 100 Index® on the relevant exchange may adversely affect the value of the Securities.

If at any time the method of calculating the NASDAQ 100 Index® or a NASDAQ 100 successor index, or the level thereof, is changed in a material respect, or if the NASDAQ 100 Index® or a NASDAQ 100 successor index is in any other way modified so that the NASDAQ 100 Index® or such NASDAQ 100 successor index does not, in the opinion of the calculation agent, fairly represent the level of the NASDAQ 100 Index® or such NASDAQ 100 successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the NASDAQ 100 Index® closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the NASDAQ 100 Index® or such NASDAQ 100 successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the NASDAQ 100 Index® closing level with reference to the NASDAQ 100 Index® or such NASDAQ 100 successor index, as adjusted. Accordingly, if the method of calculating the NASDAQ 100® Index or a NASDAQ 100 successor index is modified so that the level of the NASDAQ 100 Index® or such NASDAQ 100 successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the NASDAQ 100 Index®), then the calculation agent will adjust its calculation of the NASDAQ 100 Index® or such NASDAQ 100 successor index in order to arrive at a level of the NASDAQ 100 Index® or such NASDAQ 100 successor index as if there had been no such modification (e.g., as if such split had not occurred).